Exhibit 99.1

For information contact:

Liz Kohlmyer

Director of Communications

(407) 540-2221

NYSE: TSY

Trustreet Properties, Inc. Announces Extension of Consent Solicitation

Relating to its 7 1/2% Senior Notes due April 1, 2015

Orlando, Fla. (February 20, 2007) – Trustreet Properties, Inc. (NYSE: TSY) announced today that it has extended the consent solicitation to amend the indenture governing its outstanding $300 million aggregate principal amount of 7 1/2% Senior Notes due April 1, 2015 (CUSIP No. 898404 AB 4). The consent solicitation has been extended to expire at 5:00 p.m., New York City time, on February 22, 2007, unless terminated or extended by Trustreet. The proposed amendments are being sought in connection with the previously announced proposed acquisition by General Electric Capital Corporation, or GECC, of Trustreet. Subject to receipt of the consents required to adopt the proposed amendments and the satisfaction or waiver of certain other conditions, including completion of its proposed acquisition of Trustreet, GECC has offered to fully and unconditionally guarantee all payment obligations of Trustreet with respect to the notes. Other than the extension of the consent period, no other terms of the solicitation have changed. All consents that have been received as of the date hereof will continue to remain valid unless they are validly withdrawn.

For a complete statement of the terms and conditions of the consent solicitation, the proposed amendments, and the GECC guarantee, note holders should refer to the Prospectus Supplement and Consent Solicitation Statement, and the related Letter of Consent, dated January 24, 2007, as amended hereby.

There can be no assurance that GECC’s proposed acquisition of Trustreet will be completed. Its completion is subject to the satisfaction or waiver of the closing conditions that are set forth in the Agreement and Plan of Merger, dated as of October 30, 2006, between Trustreet and GECC, a copy of which is contained in Trustreet’s definitive proxy statement relating to the proposed acquisition, which was filed with the Securities and Exchange Commission on January 5, 2007. Among the closing conditions is the approval of the transaction by Trustreet’s common stockholders at a meeting scheduled to be held on February 22, 2007. If the proposed acquisition of Trustreet is not completed, the proposed amendments and GECC guarantee will not become operative. The acquisition, however, is not conditioned on the successful completion of the consent solicitation, and Trustreet and GECC intend to complete the proposed acquisition even if the consent solicitation is not successful.

Trustreet has engaged D.F. King & Co., Inc. as Information and Tabulation Agent for the consent solicitation. Requests for documents or other information should be directed to D.F. King & Co., Inc. at 48 Wall Street, 22nd Floor, New York, New York 10005 (banks and brokers call: 1-212-269-5550; all others call toll-free: 1-800-697-6975).

This press release is for informational purposes only. It does not constitute a solicitation of consents. The consent solicitation is made solely by means of the Prospectus Supplement and Consent Solicitation Statement dated January 24, 2007, as amended hereby.

About Trustreet Properties, Inc.

Trustreet Properties, Inc. is the largest self-advised restaurant real estate investment trust (REIT) in the United States. Trustreet, which trades on the NYSE under the ticker symbol TSY, provides a complete range of financial, real estate and advisory services to operators of national and regional restaurant chains. For more information, visit http://www.trustreet.com.

About General Electric Capital Corporation

General Electric Capital Corporation (“GECC”) offers financing and services primarily in North America, Europe and Asia. GECC is indirectly wholly owned by General Electric Company (NYSE: GE - News) and operates in four of General Electric Company’s operating segments: GE Commercial Finance, GE Consumer Finance, GE Industrial and GE Infrastructure. Financing and services offered by GECC are diversified, and currently GE Company manufactures few of the products financed by GECC.

Forward-Looking Statements

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. The forward-looking statements reflect Trustreet’s current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause Trustreet’s actual results to differ significantly from those expressed in any forward-looking statement. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Trustreet’s control and that could materially affect actual results. The factors that could cause actual results to differ materially from current expectations include risks detailed from time to time in filings with the Securities and Exchange Commission. The forward-looking statements contained herein represent Trustreet’s judgment as of the date of this release, and Trustreet cautions readers not to place undue reliance on such statements.

Additional Information and Where to Find It

This communication is being made in respect of the proposed acquisition of Trustreet Properties, Inc. by General Electric Capital Corporation. Trustreet filed a definitive proxy statement relating to the proposed acquisition with the SEC on January 5, 2007. Before making any decision with respect to the consent solicitation, holders of notes are urged to read the definitive proxy statement carefully and in its entirety because it contains important information relating to the consent solicitation.

The definitive proxy statement and other documents are available free of charge at the SEC’s Internet Web site at http://www.sec.gov. The definitive proxy statement and other pertinent documents also may be obtained for free at Trustreet’s website at http://www.trustreet.com.

Trustreet and its officers and directors and other employees may be deemed to be participants in the solicitation of proxies from the common stockholders of Trustreet in connection with the proposed acquisition. Information about the executive officers and directors of Trustreet and the number of shares of Trustreet common stock beneficially owned by such persons is set forth in the filed definitive proxy statement in connection with the proposed acquisition.

GECC has filed a registration statement (including a prospectus) with the SEC for the offering of the GECC guarantee in connection with the consent solicitation to which this communication relates. Before you make a decision regarding the consent solicitation, you should read the prospectus in that registration statement and other documents GECC has filed with the SEC for more complete information about GECC and the offering of the GECC guarantee. You may get these documents for free by visiting EDGAR on the SEC’s Internet website at http://www.sec.gov. Alternatively, GECC, Trustreet or D.F. King, the Information Agent and Tabulation Agent in connection with the consent solicitation, will arrange to send you the prospectus, any prospectus supplement or free writing prospectus for the consent solicitation if you request it by calling 1-800-697-6975.